THE FOLLOWING IS A LETTER TO FIRSTAR AND U.S. BANCORP EMPLOYEES


To the Employees of Firstar and U.S. Bancorp:

This morning we announced an agreement for Firstar to acquire U.S. Bancorp, creating one of the most attractive franchises in financial services. By uniting two strong companies with complementary and diverse strengths, we will create tremendous value and opportunities for our customers, employees, shareholders and communities.

The logic of this union is compelling. Firstar is one of the fastest growing companies in financial services with a strong focus on customers. U.S. Bancorp has leading shares in some of the nation's most attractive markets and leadership in several high growth specialty businesses. As the nation's 8th largest bank holding company with more than $160 billion in assets, our combined resources will give us superior ability to serve our more than 10 million customers. Equally important, together we will have the size needed to keep pace with the technology investments required to remain a leader in financial services.

Our success will continue to depend on our people, who are the best in banking. Our top priorities are retaining our employees and customers. We will continue employment for the vast majority of employees of both companies. While some job reductions may be anticipated in duplicative areas, such as administration, we are committed to supporting employees through this transition.

The new company will retain the U.S. Bancorp name and be headquartered in Minneapolis. Jack Grundhofer will be chairman and Jerry Grundhofer will be president and chief executive officer, leading a talented team of executives from both companies. The attached communications materials, including a news release, provide more details about the transaction, which will create significant value for shareholders of both companies.

We share several values that provide a common starting point for our new company. We both have a strong focus on satisfying customers, delivering quality, and achieving sustainable and superior growth. We share a deep commitment to our employees, customers and communities.

We are excited about the tremendous potential of our new organization. We will become a powerful, growth-oriented company able to compete on a national level in the most attractive markets and businesses. By joining forces, we will have even greater opportunities to serve customers, grow professionally and personally, and create value for shareholders. We're confident that the best is yet to come, as we build a great new company together.

Sincerely,

Jerry Grundhofer
President and Chief Executive Officer
Firstar Corporation

Jack Grundhofer
Chairman, President and Chief Executive Officer
U.S. Bancorp

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements about the benefits of the merger between Firstar Corporation and U.S. Bancorp, including future financial and operating results, Firstar's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Firstar's and U.S. Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule: the failure of Firstar Corporation and U.S. Bancorp stockholders to approve the merger; the risk that businesses will not be integrated successfully; the risk that the revenue synergies and cost savings from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients; employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Firstar Corporation's and U.S. Bancorp's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Forms 10-K of Firstar and U.S. Bancorp, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).
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Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Firstar Corporation and U.S. Bancorp, without charge at the SEC's internet site. Copies of the joint proxy statements/prospectuses can also be obtained, without charge, by directing a request to Firstar Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Joe Messinger or to U.S. Bancorp, Attention: Judy Murphy or John Danielson.

Information concerning the identity of the participants in the solicitation and a description of their direct and indirect interests in the proposed merger, by security holdings and otherwise, is included in the materials filed by Firstar Corporation with the SEC on October 4, 2000.